EXHIBIT 10.88


                                                                August 9, 2002

Mr. Eric Loos
President/CEO
E-Manda Corporation
40 Bridgegate Drive, Suite 100
San Rafael, CA 94903

      RE: AGENCY SERVICES

Dear Eric,

The following letter will confirm the material terms of our mutual agreement between you and us, Vertical Computer Systems, Inc. ("VCSY"), whereby you will provide services as our agent and make introductions, negotiate and otherwise facilitate financing on behalf of iNet, Inc. or any successor-in-interest to iNet ("Newco").

In the event we actually secure funds from NIC, Inc. (NASDAQ ticker symbol "egov"), we shall pay you, within 30 days of receipt, 2.5% of the cash funds actually received on behalf of Newco pursuant to a transaction with NIC. Upon execution of this agreement, shall issue warrants to purchase 500,000 shares of VCSY common stock at a share price based on the date of execution. Furthermore, in the event you raise $1.5 million dollars in funds for Newco, we shall issue warrants to purchase 2.0 million shares VCSY common stock, based on ninety-percent (90%) of the share price that is the average closing price for the five previous trading days prior to the closing date of the transaction.

It is the intent of the parties to enter into a long-form agreement concerning the subject matter hereof. This agreement shall be governed by California law and subject to the jurisdiction and venue of California.

If the foregoing is acceptable to you, then please sign this letter agreement in the space provided below. Thank you.

                              Sincerely yours,


                              Richard Wade
                              President/CEO, VCSY, Inc.

ACCEPTED AND AGREED:


-----------------------
Eric Loos
President/CEO, E-Manda Corporation